Exhibit 10.1

MASTER AGREEMENT

by and among

VIHI, LLC

HUAYU AUTOMOTIVE SYSTEMS COMPANY LIMITED

YANFENG VISTEON AUTOMOTIVE TRIM SYSTEMS CO., LTD.

and

YANFENG VISTEON AUTOMOTIVE ELECTRONICS CO., LTD.

dated as of August 12, 2013

Table of Contents

		Page
ARTICLE I
DEFINITIONS

1.01	Definitions	2
1.02	Other Definitional Provisions	9

ARTICLE II
TRANSACTIONS

2.01	Transactions and Deliveries	10
2.02	Execution and Delivery of Certain Transaction Documents	21
2.03	Closing	22

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of Visteon	22
3.02	Representations and Warranties of HASCO	24
3.03	Representations and Warranties of YFV	25

ARTICLE IV
SPECIAL DISTRIBUTIONS; ADDITIONAL AGREEMENTS

4.01	Distributions	26
4.02	No Right to Other Earnings	28
4.03	Jinqiao Distributions	28
4.04	Further Assurances	28
4.05	Approvals	28
4.06	Liabilities of YFVE	29
4.07	Agreements Related to Jinqiao, Tooling and Halol	29
4.08	Conditions	30
4.09	Payment of Transaction Expenses	30
4.10	Cooperation Prior to or Following YFV Closing	31
4.11	Bidding Cooperation and Qualifications	31
4.12	Appraisals	31
4.13	Obligation Not to Compete; Non-Solicitation.	32
4.14	Use of Corporate Name of “VISTEON”.	33
4.15	Dongfeng Visteon (Shiyan) Equity Transfer.	33
4.16	Restrictive Covenants of Seller in Each Closing (except YFVE Capital Increase Closing and the HoldCo Capital Contribution Closing, collectively the “Equity Transfer Closings”)	33

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ARTICLE V
CONDITIONS TO CLOSING

5.01	Conditions to All Closings	34
5.02	Additional Condition to the HoldCo Capital Contribution Closing	34
5.03	Additional Condition to the Toppower Closing (YFVE to YFV and Visteon to YFV)	35
5.04	Additional Conditions to the Toppower Closing (YFVE to HoldCo)	35
5.05	Additional Conditions to the YFVE Closing	35
5.06	Additional Conditions to the Chang’an Closing	35
5.07	Additional Conditions to the FAW Closing	36
5.08	Additional Conditions to the Yidong Closing	36
5.09	Additional Conditions to the Shaohong Closing	36
5.10	Additional Conditions to the TechCo Closing	37
5.11	Additional Conditions to the Jinqiao Closing	37
5.12	Additional Conditions to the Tooling Closing	37
5.13	Additional Condition to the Halol Closing	37

ARTICLE VI
TERMINATION

6.01	Termination	38
6.02	Effect of Termination	38

ARTICLE VII
MISCELLANEOUS

7.01	Press Releases and Communications	39
7.02	Prevailing Party	39
7.03	Notices	39
7.04	Assignment	40
7.05	Confidentiality	41
7.06	Severability	41
7.07	No Strict Construction	41
7.08	Amendment and Waiver	41
7.09	Complete Agreement	42
7.10	Counterparts	42
7.11	Governing Law	42
7.12	Dispute Resolution	42
7.13	No Third Party Beneficiaries	42
7.14	No Additional Representations; Disclaimer	42
7.15	Conflict Between Transaction Document	43
7.16	Specific Performance	43
7.17	Language	43

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MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”) is made as of August 12, 2013, by and among VIHI, LLC, a Delaware limited liability company having its place of business along with its management and control at Aszalvolgyi ut 9-11, 8000 Szekesfehervar, Hungary (“Visteon”), HUAYU Automotive Systems Company Limited (“HASCO”), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“YFV” or “YF”) and Yanfeng Visteon Automotive Electronics Co., Ltd. (“YFVE”). Capitalized terms used and not otherwise defined herein have the meanings given to them in Article I below. Unless otherwise indicated, all parties hereto are organized under the Laws of the PRC.

WHEREAS, a schedule illustrating HASCO’s and Visteon’s current respective interests in the outstanding equity of YFV, YFVE and Jiangsu Toppower Automotive Electronics Co., Ltd. (“Toppower”) and certain of their direct and indirect Subsidiaries is attached as Schedule 1 hereto.

WHEREAS, a schedule illustrating HASCO’s and Visteon’s agreed respective interests in the outstanding equity of YFV, YFVE and Toppower and certain of their direct and indirect Subsidiaries following the transactions contemplated by this Agreement is attached as Schedule 2 hereto.

WHEREAS, Visteon currently owns 50% of the outstanding equity of YFV, and HASCO currently owns 50% of the outstanding equity of YFV, and HASCO desires to acquire from Visteon, and Visteon desires to sell to HASCO, the 50% of the outstanding equity of YFV owned by Visteon.

WHEREAS, Visteon currently owns 40% of the outstanding equity of YFVE, and YFV currently owns 60% of the outstanding equity of YFVE, and YFVE desires to issue to Visteon, and Visteon desires to subscribe for additional equity interests of YVFE such that, following such capital increase (the “YFVE Capital Increase”), Visteon shall own 51% of the outstanding equity of YFVE, and YFV shall own 49% of the outstanding equity of YFVE.

WHEREAS, YFV and Visteon intend to form a Sino-foreign joint venture investment-oriented company with the proposed name of Yanfeng Visteon Electronics (China) Investment Co., Ltd. (“HoldCo”) with each of YFV and Visteon owning 50% of the outstanding equity of HoldCo, and in connection with such formation to provide capital to HoldCo.

WHEREAS, Visteon currently owns 29.092% of the outstanding equity of Toppower, YFVE currently owns 58.44% of the outstanding equity of Toppower and Sky Captain Developments Limited (“Sky Captain”) currently owns 12.468% of the outstanding equity of Toppower and YFV desires to acquire (i) from Visteon, and Visteon desires to sell to YFV, the 29.092% of the outstanding equity of Toppower owned by Visteon, (ii) from YFVE, and YFVE desires to sell to YFV, 9.44% of the outstanding equity of Toppower owned by YFVE and (iii) from Sky Captain, the 12.468% of the outstanding equity of Toppower owned by Sky Captain, and the parties hereto desire to cause HoldCo to acquire from YFVE, and YFVE desires to sell to HoldCo, the 49% of the outstanding equity of Toppower owned by YFVE that YFVE did not sell to YFV.

WHEREAS, following completion of the YFVE Capital Increase, the parties hereto desire to cause HoldCo to acquire from YFV, and YFV desires to sell to HoldCo, the 49% of the outstanding equity of YFVE owned by YFV.

WHEREAS, YFVE currently owns 70% of the outstanding equity of Chongqing Xugang Electronics Co., Ltd. (“Chang’an”), 65% of the outstanding equity of Changchun FAW Yanfeng Visteon Electronics Co., Ltd. (“FAW”), 81.85% of the outstanding equity of Yanfeng Betung Automotive Instrumentation Co., Ltd. (“Yidong”), 81.85% of the outstanding equity of Zhejiang Shaohong Instrument Co., Ltd. (“Shaohong”) and 100% of the outstanding equity of Yanfeng Visteon Electronics Technology (Shanghai) Co., Ltd. (“TechCo”), and YFVE desires to sell to HoldCo, and the parties hereto desire to cause HoldCo to acquire from YFVE, (i) the 70% of the outstanding equity of Chang’an owned by YFVE, (ii) the 65% of the outstanding equity of FAW owned by YFVE, (iii) the 81.85% of the outstanding equity of Yidong owned by YFVE, (iv) the 81.85% of the outstanding equity of Shaohong owned by YFVE and (v) the 100% of the outstanding equity of TechCo owned by YFVE.

WHEREAS, Visteon currently owns 12.5% of the outstanding equity of Yanfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd. (“Jinqiao”), 25% of the outstanding equity of Yanfeng Visteon Automotive Tooling Co., Ltd. (“Tooling”), and 50% of the outstanding equity of Yanfeng Visteon India Automotive Trim Systems Pvt., Ltd. (“Halol”), and YFV desires to acquire from Visteon, and Visteon desires to sell to YFV, (i) the 12.5% of the outstanding equity of Jinqiao owned by Visteon, (ii) the 25% of the outstanding equity of Tooling owned by Visteon, and (iii) the 50% of the outstanding equity of Halol owned by Visteon.

NOW, THEREFORE, in consideration of the promises, representations and warranties, mutual covenants and mutual agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” has the meaning set forth in the preamble, including all Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Ancillary Agreements” means each agreement or document that is a closing delivery for any Closing under this Agreement and the agreements and documents referred to in Section 2.02.

“Amended and Restated Joint Venture Contract of YFVE” has the meaning set forth in Section 2.01(b)(ii)(2).

“Amended and Restated Joint Venture Contract of Toppower” has the meaning set forth in Section 2.01(e)(ii)(2).

“Approvals” means any approval, consent, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority. For the avoidance of doubt, Approvals shall include the business license issued by the State Administration for Industry and Commerce or its local counterpart in respect of each Closing.

“Articles of Association of HoldCo” shall have the meaning set forth in Section 2.01(c)(i).

“Chang’an” has the meaning set forth in the recitals.

“Chang’an Closing” has the meaning set forth in Section 2.01(g)(ii).

“Chang’an Closing Date” has the meaning set forth in Section 2.03(a).

“Chang’an Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(g)(i).

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Party” means, with respect to any Closing, a party hereto that is participating in such Closing, whether by purchasing equity, selling or issuing equity, making a capital contribution or receiving a capital contribution.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) antitrust, monopolization, restraint of trade or competition, including the PRC Anti-Monopoly Law and Regulations.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Debt Payment Trigger Date” has the meaning set forth in Section 4.06.

“Dongfeng Visteon (Shiyan)” has the meaning set forth in Section 4.14.

“Equity Transfer Closings” has the meaning set forth in Section 4.16.

“FAW” has the meaning set forth in the recitals.

“FAW Closing” has the meaning set forth in Section 2.01(h)(ii).

“FAW Closing Date” has the meaning set forth in Section 2.03(a).

“FAW Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(h)(i).

“Given Month” has the meaning set forth in Section 4.01(c).

“Governmental Authority” means any federal, state, local, municipal, foreign, governmental tax, governmental revenue or other governmental or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Halol” has the meaning set forth in the recitals.

“Halol Closing” has the meaning set forth in Section 2.01(n)(ii).

“Halol Closing Date” has the meaning set forth in Section 2.03(a).

“Halol Purchase Price (YFV to Visteon)” has the meaning set forth in Section 2.01(n)(i).

“HASCO” has the meaning set forth in the preamble.

“HoldCo” has the meaning set forth in the recitals.

“HoldCo Capital Contribution Closing” has the meaning set forth in Section 2.01(c)(ii).

“HoldCo Capital Contribution Closing Date” has the meaning set forth in Section 2.01(c)(ii).

“HoldCo Debt Financing” has the meaning set forth in Section 2.01(c)(ii).

“Interim Period for Use” has the meaning set forth in Section 4.14.

“Issued YFVE Equity” has the meaning set forth Section 2.01(b)(i).

“Jinqiao” has the meaning set forth in the recitals.

“Jinqiao Closing” has the meaning set forth in Section 2.01(l)(ii).

“Jinqiao Closing Date” has the meaning set forth in Section 2.03(a).

“Jinqiao Purchase Price (YFV to Visteon)” has the meaning set forth in Section 2.01(l)(i).

“Joint Venture Contract of HoldCo” shall have the meaning set forth in Section 2.01(c)(i).

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law, and any rules and regulations of any self-regulatory organization (including stock exchange) applicable to the parties hereto or the transactions contemplated hereby.

“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, known or unknown, determined or determinable, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction, other than any restrictions on transfer under applicable securities Laws.

“MOFCOM” shall mean the Ministry of Commerce of the PRC or its local counterparts of competent jurisdiction in the PRC.

“Other Closing Parties” means, with respect to any Closing, the parties hereto other than the Closing Party that are participating in such Closing, whether by purchasing equity, selling or issuing equity, making a capital contribution or receiving a capital contribution.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“PRC” means the People’s Republic of China, excluding (i) the Special Administrative Regions of Hong Kong and Macau, and (ii) Taiwan.

“PRC Anti-Monopoly Law and Regulations” means the PRC Anti-Monopoly Law, which became effective on August 1, 2008, and the related rules, regulations and guidelines issued by various PRC Governmental Authority, including but not limited to the Measures for Declaration of Concentration of Business Operators and the Provisions of Declaration Standards of Concentration of Business Operators.

“Restricted Period” has the meaning set forth in Section 4.13(a).

“SAFE” means the PRC State Administration for Foreign Exchange.

“Shaohong” has the meaning set forth in the recitals.

“Shaohong Closing” has the meaning set forth in Section 2.01(j)(ii).

“Shaohong Closing Date” has the meaning set forth in Section 2.03(a).

“Shaohong Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(j)(i).

“SIAC” has the meaning set forth in Section 7.12.

“SIAC Rules” has the meaning set forth in Section 7.12.

“Sky Captain” has the meaning set forth in the recitals.

“Subsequent Transferred Equity” has the meaning set forth in Section 4.09(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target Company” shall have the meaning set forth in Section 4.16(b)(i).

“Tax” or “Taxes” means any federal, state, local or foreign income, local levies or surcharges, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“TechCo” has the meaning set forth in the preamble.

“TechCo Closing” has the meaning set forth in Section 2.01(k)(ii).

“TechCo Closing Date” has the meaning set forth in Section 2.03(a).

“TechCo Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(k)(i).

“Third Party” means any Person that is neither a party to this Agreement nor an Affiliate of any party to this Agreement.

“Tooling” has the meaning set forth in the recitals.

‘Tooling Closing” has the meaning set forth in Section 2.01(m)(ii).

“Tooling Closing Date” has the meaning set forth in Section 2.03(a).

“Tooling Purchase Price (YFV to Visteon)” has the meaning set forth in Section 2.01(m)(i).

“Toppower” has the meaning set forth in the recitals.

“Toppower Closing (YFVE to YFV and Visteon to YFV)” has the meaning set forth in Section 2.01(d)(iii).

“Toppower Closing (YFVE to HoldCo)” has the meaning set forth in Section 2.01(e)(ii).

“Toppower Closing Date (YFVE to YFV and Visteon to YFV)” has the meaning set forth in Section 2.03(a).

“Toppower Closing Date (YFVE to HoldCo)” has the meaning set forth in Section 2.03(a).

“Toppower Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(e)(i).

“Toppower Purchase Price (YFV to Visteon)” has the meaning set forth in Section 2.01(d)(ii).

“Toppower Purchase Price (YFV to YFVE)” has the meaning set forth in Section 2.01(d)(i).

“Transferred Chang’an Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(g)(i).

“Transferred FAW Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(h)(i).

“Transferred Halol Equity (Visteon to YFV)” has the meaning set forth in Section 2.01(n)(i).

“Transferred Jinqiao Equity (Visteon to YFV)” has the meaning set forth in Section 2.01(l)(i).

“Transferred Shaohong Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(j)(i).

“Transferred TechCo Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(k)(i).

“Transferred Tooling Equity (Visteon to YFV)” has the meaning set forth in Section 2.01(m)(i).

“Transferred Toppower Equity (Visteon to YFV)” has the meaning set forth in Section 2.01(d)(ii).

“Transferred Toppower Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(e)(i).

“Transferred Toppower Equity (YFVE to YFV)” has the meaning set forth in Section 2.01(d)(i).

“Transferred YFVE Equity (YFV to HoldCo)” has the meaning set forth in Section 2.01(f)(i).

“Transferred YFV Equity (Visteon to HASCO)” has the meaning set forth in Section 2.01(a)(i).

“Transferred Yidong Equity (YFVE to HoldCo)” has the meaning set forth in Section 2.01(i)(i).

“Visteon” has the meaning set forth in the preamble.

“YFV” has the meaning set forth in the preamble.

“YFV Closing” has the meaning set forth in Section 2.01(a)(i).

“YFV Closing Date” has the meaning set forth in Section 2.03(a).

“YFV Purchase Price (HASCO to Visteon)” has the meaning set forth in Section 2.01(a)(i).

“YFV Tax Payment Date” means the date on which HASCO pays the withholding Taxes for the YFV Purchase Price (HASCO to Visteon).

“YFVE” has the meaning set forth in the preamble.

“YFVE Capital Increase” has the meaning set forth in the recitals.

“YFVE Capital Increase Closing” has the meaning set forth in Section 2.01(b)(ii).

“YFVE Capital Increase Closing Date” has the meaning set forth in Section 2.03(a).

“YFVE Capital Injection Amount” has the meaning set forth in Section 2.01(b)(i).

“YFVE Closing” has the meaning set forth in Section 2.01(f)(ii).

“YFVE Closing Date” has the meaning set forth in Section 2.03(a).

“YFVE Purchase Price (HoldCo to YFV)” has the meaning set forth in Section 2.01(f)(i).

“Yidong” has the meaning set forth in the recitals.

“Yidong Closing” has the meaning set forth in Section 2.01(i)(ii).

“Yidong Closing Date” has the meaning set forth in Section 2.03(a).

“Yidong Purchase Price (HoldCo to YFVE)” has the meaning set forth in Section 2.01(i)(i).

1.02 Other Definitional Provisions. (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.

(b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement”, “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(d) All references to “equity” shall include any and all options, warrants or other securities convertible into, exchangeable or exercisable for equity.

(e) All references to “US$” and US dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(f) All references to RMB shall be deemed to refer to PRC currency.

(g) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(h) The steps described in the Schedules to this Agreement are indicative only and shall be adjusted according to the latest Laws and practice then prevailing.

ARTICLE II

TRANSACTIONS

2.01 Transactions and Deliveries. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement (unless waived in writing by the relevant parties to the specific transaction), each of the parties agrees to undertake and complete the following transactions on the applicable Closing Date.

(a) YFV Equity Sale and Transfer; Deliveries.

(i) YFV Sale and Transfer. Visteon shall sell and transfer to HASCO, and HASCO shall purchase and accept from Visteon, 50% of the outstanding equity of YFV (the “Transferred YFV Equity (Visteon to HASCO)”) for total consideration of US$928.4 million (the “YFV Purchase Price (HASCO to Visteon)”), payable in cash immediately upon YFV Closing, free and clear of all Liens and with all rights attaching from the YFV Closing. The resulting corporate structure of YFV following the consummation of the sale and transfer of the Transferred YFV Equity (Visteon to HASCO) is illustrated in Schedule: YFV Structure attached hereto. Schedule: YFV Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred YFV Equity (Visteon to HASCO) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(a)(i) (the “YFV Closing”):

(1) HASCO and Visteon shall each deliver to each other the short-form purchase agreement for the Transferred YFV Equity (Visteon to HASCO) in the form attached hereto as Exhibit A duly executed by the party making such delivery; and

(2) HASCO shall pay the withholding Taxes for the YFV Purchase Price (HASCO to Visteon) and initiate the process to obtain SAFE clearence for the payment of the YFV Purchase Price (HASCO to Visteon).

(iii) Payment of YFV Purchase Price (HASCO to Visteon).

HASCO shall, or shall cause its applicable Affiliates to, deliver to Visteon, the YFV Purchase Price (HASCO to Visteon) (after deduction of withholding Tax paid for the YFV Purchase Price (HASCO to Visteon)) by wire transfer in immediately available funds to an account or accounts designated in writing by Visteon not fewer than three (3) business days prior to the YFV Closing. HASCO shall submit the application for remittance of the YFV Purchase Price (HASCO to Visteon) to the local counterpart of SAFE and the remitting bank immediately after it receives evidence of Tax payment of the YFV Purchase Price (HASCO to Visteon) from the competent Governmental Authorities.

(b) YFVE Capital Increase; Deliveries.

(i) YFVE Capital Increase. YFVE shall issue to Visteon, and Visteon shall subscribe for, purchase and accept from YFVE, additional equity interests in YFVE for total consideration of US$58.30 million (the “YFVE Capital Injection Amount”), payable in cash within three (3) business days after (i) obtaining the MOFCOM approval for the consummation of the YFVE Capital Increase Closing and (ii) after YFVE’s capital account has been opened or updated (which shall be completed as soon as practicable after obtaining the MOFCOM approval), free and clear of all Liens and with all rights attaching from the YFVE Capital Increase Closing, such that immediately following such capital increase, Visteon shall own 51% of the outstanding equity of YFVE, and YFV shall own 49% of the outstanding equity in YFVE (the amount of equity issued, the “Issued YFVE Equity”). The resulting corporate structure of YFVE following the consummation of the issuance and subscription of the Issued YFVE Equity is illustrated in Schedule: YFVE Capital Increase Structure attached hereto. Schedule: YFVE Capital Increase Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Issued YFVE Equity and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(b)(i) (the “YFVE Capital Increase Closing”):

(1) YFVE and Visteon shall each deliver, or cause their respective Affiliates to deliver, to each other the capital increase agreement for the Issued YFVE Equity in the form attached hereto as Exhibit B.

(2) YFV and Visteon shall each deliver, or cause their respective Affiliates to deliver, to each other the amended and restated joint venture contract of YFVE in the form attached hereto as Exhibit C (the “Amended and Restated Joint Venture Contract of YFVE”) duly executed by the party making such delivery or its Affiliates.

(3) YFV and Visteon shall each deliver, or cause their respective Affiliates to deliver, to each other the amended and restated articles of association of YFVE, in a form consistent with Amended and Restated Joint Venture Contract of YFVE, duly executed by the party making such delivery or its Affiliates.

(4) Visteon shall, or shall cause its applicable Affiliates to, deliver to YFVE the YFVE Capital Injection Amount by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE within three (3) business days after obtaining the MOFCOM Approval for the consummation of the YFVE Capital Increase Closing.

(5) YFVE shall, or shall cause its applicable Affiliates to, deliver to Visteon, an updated register of shareholders representing Visteon’s ownership of the Issued YFVE Equity.

(c) HoldCo Formation; Capitalization.

(i) Formation. As soon as practicable following the date hereof, YFV and Visteon shall cause HoldCo to be formed as a limited liability company and a Sino-foreign joint venture investment-oriented company under the Laws of the PRC by (i) reserving the name Yanfeng Visteon Electronics (China) Investment Co., Ltd. (or, if the same is not permitted, any similar alternative name mutually acceptable to HASCO and Visteon) with the appropriate Governmental Authorities, (ii) obtaining the MOFCOM Approval for the formation of HoldCo, (iii) after obtaining MOFCOM Approval for the formation of HoldCo, filing the joint venture contract of HoldCo in the form attached hereto as Exhibit D (the “Joint Venture Contract of HoldCo”), the articles of association of HoldCo in a form consistent with the Joint Venture Contract of HoldCo (the “Articles of Association of HoldCo”), and other required application documents with the appropriate Governmental Authorities, and (iv) taking whatever other actions may be necessary to form HoldCo as a limited liability company and a Sino-foreign joint venture investment-oriented company under the Laws of the PRC. The Articles of Association of HoldCo and the Joint Venture Contract of HoldCo shall be the articles of association of HoldCo and the joint venture contract of HoldCo, respectively, until amended in accordance with the terms thereof. Schedule: HoldCo Formation Steps attached hereto contains a list of steps for the formation of HoldCo and identifies required Approvals related thereto.

(ii) Capitalization. On a date no later than twenty (20) days following the formation of HoldCo (the “HoldCo Capital Contribution Closing Date”), (A) YFV shall contribute RMB294.80 million (approximately US$47.6 million) to HoldCo, payable in cash immediately upon the HoldCo Capital Contribution Closing Date, free and clear of all Liens and with all rights attaching from the HoldCo Capital Contribution Closing Date and (B) Visteon shall contribute RMB294.80 million (or equivalent in U.S. dollars, approximately US$47.6 million) to HoldCo, payable in cash immediately upon the HoldCo Capital Contribution Closing Date, free and clear of all Liens and with all rights attaching from the HoldCo Capital Contribution Closing Date (the actions in the preceding clauses (i) and (ii), the “HoldCo Capital Contribution Closing”). Schedule: HoldCo Capital Contributions Steps attached hereto contains a list of steps for the capital contributions described in the foregoing sentence and identifies required Approvals related thereto. On or before the YFVE Closing Date, either (x) HoldCo shall obtain third-party debt financing on terms acceptable to both YFV and Visteon in the amount of no less than US$100 million, or (y) if HoldCo is not able to obtain such third-party debt by the YFVE Closing Date after using commercially reasonable efforts, YFV shall provide a shareholder loan to HoldCo in the amount of US$50 million (or equivalent RMB), and Visteon shall provide guarantee for HoldCo to obtain a loan in the amount of US$50 million (or equivalent RMB) (either of actions in the preceding clause (x) or (y), the “HoldCo Debt Financing”). If YFV provides a shareholder loan to HoldCo and Visteon provides a guarantee for HoldCo to obtain a loan as contemplated by clause (y) of the preceding sentence, as soon as commercially practicable following the YFVE Closing Date, HoldCo shall use commercially reasonable efforts to obtain third-party debt financing on terms acceptable to both YFV and Visteon and, upon obtaining such financing, HoldCo shall apply the proceeds of such financing to (A) the repayment of the loans provided by YFV and (B) the release of the guarantees provided by Visteon, in the same amount and at the same time. Notwithstanding the foregoing, if the proceeds of the HoldCo Debt Financing cannot be used to acquire the Transferred YFVE Equity (YFV to HoldCo), the Transferred Chang’an Equity (YFVE to HoldCo), the Transferred FAW Equity (YFVE to HoldCo), the Transferred Yidong Equity (YFVE to HoldCo), the Transferred Shanhong Equity (YFVE to HoldCo) or the Transferred TechCo Equity (YFVE to HoldCo) due to regulatory restrictions, YFV and Visteon shall explore other alternatives other than a capital contribution to raise US$100 million that can be used to make such acquisitions and, failing an acceptable alternative, YFV and Visteon shall make further capital contributions of no less than US$100 million to HoldCo in proportion to their respective equity ratios in HoldCo for the purpose of enabling HoldCo to make such acquisitions.

(d) Toppower Equity Sales and Transfers (YFVE to YFV and Visteon to YFV); Deliveries.

(i) Toppower Equity Sale and Transfer (YFVE to YFV). YFVE shall sell and transfer to YFV, and YFV shall purchase and accept from YFVE, 9.44% of the outstanding equity of Toppower (the “Transferred Toppower Equity (YFVE to YFV)”) for total consideration of RMB21.0 million (the “Toppower Purchase Price (YFV to YFVE)”), payable in cash immediately upon the Toppower Closing (YFVE to YFV and Visteon to YFV), free and clear of all Liens and with all rights attaching from the Toppower Closing (YFVE to YFV and Visteon to YFV). Schedule: Toppower Steps (YFVE to YFV) attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Toppower Equity (YFVE to YFV) and identifies required Approvals related thereto. YFVE and YFV shall seek MOFCOM approval after completion of the public bidding procedure with respect to the Transferred Toppower Equity (YFVE to YFV).

(ii) Toppower Sale and Transfer (Visteon to YFV). Visteon shall sell and transfer to YFV, and YFV shall purchase and accept from Visteon, 29.092% of the outstanding equity of Toppower (the “Transferred Toppower Equity (Visteon to YFV)”) for total consideration of US$10.4 million (the “Toppower Purchase Price (YFV to Visteon)”), payable in cash immediately upon the Toppower Closing (YFVE to YFV and Visteon to YFV), free and clear of all Liens and with all rights attaching from the Toppower Closing (YFVE to YFV and Visteon to YFV). The resulting corporate structure of Toppower following the consummation of the sale and transfer of the Transferred Toppower Equity (YFVE to YFV) and the sale and transfer of the Transferred Toppower Equity (Visteon to YFV) is illustrated in Schedule: Toppower Structure (YFVE to YFV and Visteon to YFV) attached hereto. Schedule: Toppower Steps (Visteon to YFV) attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Toppower Equity (Visteon to YFV) and identifies required Approvals related thereto. Visteon and YFV shall seek MOFCOM approval after completion of the public bidding procedure with respect to the Transferred Toppower Equity (YFVE to YFV).

(iii) Deliveries. At or prior to the closing of the transactions described in Sections 2.01(d)(i) and Section 2.01(d)(i) (the “Toppower Closing (YFVE to YFV and Visteon to YFV)”):

(1) YFVE, Visteon and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Toppower Equity (YFVE to YFV and Visteon to YFV) in the form attached hereto as Exhibit E duly executed by the party making such delivery or its Affiliates.

(2) YFV shall, or shall cause its applicable Affiliates to, deliver to YFVE, the Toppower Purchase Price (YFV to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the Toppower Closing Date (YFVE to YFV and Visteon to YFV).

(3) YFV shall, or shall cause its applicable Affiliates to, deliver to Visteon, the Toppower Purchase Price (YFV to Visteon) by wire transfer in immediately available funds to an account or accounts designated in writing by Visteon not fewer than three (3) business days prior to the Toppower Closing Date (YFVE to YFV and Visteon to YFV).

(e) Toppower Equity Sale and Transfer (YFVE to HoldCo); Deliveries.

(i) Toppower Equity Sale and Transfer (YFVE to HoldCo). YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 49% of the outstanding equity of Toppower (the “Transferred Toppower Equity (YFVE to HoldCo)”) for total consideration of RMB108.9 million (the “Toppower Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the Toppower Closing (YFVE to HoldCo), free and clear of all Liens and with all rights attaching from the Toppower Closing (YFVE to HoldCo). The resulting corporate structure of Toppower following the consummation of the sale and transfer of the Transferred Toppower Equity (YFVE to HoldCo) is illustrated in Schedule: Toppower Structure (YFVE to HoldCo) attached hereto. Schedule: Toppower Steps (YFVE to HoldCo) attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Toppower Equity (YFVE to HoldCo) and identifies required Approvals related thereto. Visteon and YFVE acknowledge and agree that Sky Captain may sell and transfer to YFV, and YFV may purchase and accept from Sky Captain, 12.468% of the outstanding equity of Toppower.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(e)(i) (the “Toppower Closing (YFVE to HoldCo)”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Toppower Equity (YFVE to HoldCo) in the form attached hereto as Exhibit F duly executed by the party making such delivery or its Affiliates.

(2) HoldCo and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the amended and restated joint venture contract of Toppower in the form attached hereto as Exhibit G (the “Amended and Restated Joint Venture Contract of Toppower”) duly executed by the party making such delivery or its Affiliates.

(3) HoldCo and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the amended and restated articles of association of Toppower, in a form consistent with Amended and Restated Joint Venture Contract of Toppower, duly executed by the party making such delivery or its Affiliates.

(4) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the Toppower Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the Toppower Closing Date (YFVE to HoldCo).

(f) YFVE Equity Sale and Transfer; Deliveries.

(i) YFVE Equity Sale and Transfer. Immediately after the YFVE Capital Increase Closing and the declaration of YFVE dividends referred to in Section 4.01(d) of this Agreement, YFV shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFV, 49% of the outstanding equity of YFVE (the “Transferred YFVE Equity (YFV to HoldCo)”) for total consideration of RMB796.9 million (the “YFVE Purchase Price (HoldCo to YFV)”), payable in cash immediately upon the YFVE Closing, free and clear of all Liens and with all rights attaching from the YFVE Closing. The resulting corporate structure of YFVE following the consummation of the sale and transfer of the Transferred YFVE Equity (YFV to HoldCo) is illustrated in Schedule: YFVE Equity Sale Structure attached hereto. Schedule: YFVE Equity Sale Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred YFVE Equity (YFV to HoldCo) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(f)(i) (the “YFVE Closing”):

(1) YFV and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred YFVE Equity (YFV to HoldCo) in the form attached hereto as Exhibit H duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFV, the YFVE Purchase Price (HoldCo to YFV) by wire transfer in immediately available funds to an account or accounts designated in writing by YFV not fewer than three (3) business days prior to the YFVE Closing Date.

(g) Chang’an Equity Sale and Transfer; Deliveries.

(i) Chang’an Equity Sale and Transfer. YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 70% of the outstanding equity of Chang’an (the “Transferred Chang’an Equity (YFVE to HoldCo)”) for total consideration of RMB47.6 million (the “Chang’an Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the Chang’an Closing, free and clear of all Liens and with all rights attaching from the Chang’an Closing. The resulting corporate structure of Chang’an following the consummation of the sale and transfer of the Transferred Chang’an Equity (YFVE to HoldCo) is illustrated in Schedule: Chang’an Structure attached hereto. Schedule: Chang’an Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Chang’an Equity (YFVE to HoldCo) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(g)(i) (the “Chang’an Closing”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Chang’an Equity (YFVE to HoldCo) in the form attached hereto as Exhibit I duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the Chang’an Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the Chang’an Closing Date.

(h) FAW Equity Sale and Transfer; Deliveries.

(i) FAW Equity Sale and Transfer. YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 65% of the outstanding equity of FAW (the “Transferred FAW Equity (YFVE to HoldCo)”) for total consideration of RMB100 (the “FAW Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the FAW Closing, free and clear of all Liens and with all rights attaching from the FAW Closing. The resulting corporate structure of FAW following the consummation of the sale and transfer of the Transferred FAW Equity (YFVE to HoldCo) is illustrated in Schedule: FAW Structure attached hereto. Schedule: FAW Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred FAW Equity (YFVE to HoldCo) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(h)(i) (the “FAW Closing”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred FAW Equity (YFVE to HoldCo) in the form attached hereto as Exhibit J duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the FAW Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the FAW Closing Date.

(i) Yidong Equity Sale and Transfer; Deliveries.

(i) Yidong Equity Sale and Transfer. YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 81.85% of the outstanding equity of Yidong (the “Transferred Yidong Equity (YFVE to HoldCo)”) for total consideration of RMB10.6 million (the “Yidong Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the Yidong Closing, free and clear of all Liens and with all rights attaching from the Yidong Closing. The resulting corporate structure of Yidong following the consummation of the sale and transfer of the Transferred Yidong Equity (YFVE to HoldCo) is illustrated in Schedule: Yidong Structure attached hereto. Schedule: Yidong Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred FAW Equity (YFVE to HoldCo) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(i)(i) (the “Yidong Closing”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Yidong Equity (YFVE to HoldCo) in the form attached hereto as Exhibit K duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the Yidong Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the Yidong Closing Date.

(j) Shaohong Equity Sale and Transfer; Deliveries.

(i) Shaohong Equity Sale and Transfer. Unless the Board of Directors of YFVE decides by unanimous approval before December 31, 2014 that the Transferred Shaohong Equity (YFVE to HoldCo) be transferred to a third party, YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 81.85% of the outstanding equity of Shaohong (the “Transferred Shaohong Equity (YFVE to HoldCo)”) for total consideration of RMB13.9 million (the “Shaohong Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the Shaohong Closing, free and clear of all Liens and with all rights attaching from the Shaohong Closing. The resulting corporate structure of Shaohong following the consummation of the sale and transfer of the Transferred Shaohong Equity (YFVE to HoldCo) is illustrated in Schedule: Shaohong Structure attached hereto. Schedule: Shaohong Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Shaohong Equity (YFVE to HoldCo) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(j)(i) (the “Shaohong Closing”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Shaohong Equity (YFVE to HoldCo) in the form attached hereto as Exhibit L duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the Shaohong Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the Shaohong Closing Date.

(k) TechCo Equity Sale and Transfer; Deliveries.

(i) TechCo Equity Sale and Transfer. YFVE shall sell and transfer to HoldCo, and HoldCo shall purchase and accept from YFVE, 100% of the outstanding equity of TechCo (the “Transferred TechCo Equity (YFVE to HoldCo)”) for total consideration of RMB45.0 million (the “TechCo Purchase Price (HoldCo to YFVE)”), payable in cash immediately upon the TechCo Closing, free and clear of all Liens and with all rights attaching from the TechCo Closing. The resulting corporate structure of TechCo following the consummation of the sale and transfer of the Transferred TechCo Equity (YFVE to HoldCo) is illustrated in Schedule: TechCo Structure attached hereto. Schedule: TechCo Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred TechCo Equity (YFVE to HoldCo) and identifies required Approvals related thereto. If HoldCo is not established within six (6) months after the date of this Agreement, YFVE shall sell and transfer to YFV and Visteon, and YFV and Visteon shall purchase and accept from YFVE, 100% of the outstanding equity of TechCo, for the same price as the TechCo Purchase Price (HoldCo to YFVE) and on substantively the same terms and conditions as those agreed in this Agreement and the relevant Ancilliary Agreements for the sale and transfer of the Transferred TechCo Equity (YFVE to HoldCo). YFV and Visteon shall each pay RMB22.5 million to YFVE as the purchase price and shall each hold a 50% equity interest in TechCo upon completion of the transfer. YFV and Visteon shall enter into a joint venture contract of TechCo which is substantively the same as the form of Joint Venture Contract of HoldCo except for those provisions not applicable to TechCo due to the fact that TechCo is not an investment-oriented company.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(k)(i) (the “TechCo Closing”):

(1) YFVE and HoldCo shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred TechCo Equity (YFVE to HoldCo) in the form attached hereto as Exhibit M duly executed by the party making such delivery or its Affiliates.

(2) HoldCo shall, or shall cause its applicable Affiliates to, deliver to YFVE, the TechCo Purchase Price (HoldCo to YFVE) by wire transfer in immediately available funds to an account or accounts designated in writing by YFVE not fewer than three (3) business days prior to the TechCo Closing Date.

(l) Jinqiao Equity Sale and Transfer; Deliveries.

(i) Jinqiao Equity Sale and Transfer. Visteon shall sell and transfer to YFV, and YFV shall purchase and accept from Visteon, 12.5% of the outstanding equity of Jinqiao (the “Transferred Jinqiao Equity (Visteon to YFV)”) for total consideration of US$94.3 million (as adjusted as set forth in the last sentence of this Section 2.01(l)(i) or in Section 4.09(b), if applicable, the “Jinqiao Purchase Price (YFV to Visteon)”), payable in cash immediately upon the Jinqiao Closing, free and clear of all Liens and with all rights attaching from the Jinqiao Closing. The resulting corporate structure of Jinqiao following the consummation of the sale and transfer of the Transferred Jinqiao Equity (Visteon to YFV) is illustrated in Schedule: Jinqiao Structure attached hereto. Schedule: Jinqiao Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Jinqiao Equity (Visteon to YFV) and identifies required Approvals related thereto. Notwithstanding anything to the contrary herein, to the extent the Jinqiao Closing has not occurred by June 30, 2015, thereafter interest shall accrue on the Jinqiao Purchase Price (YFV to Visteon) each month at a rate of 6.0% per annum and, to the extent the Jinqiao Closing has not occurred by June 30, 2016, Visteon shall be eligible for its pro rata share of dividends of Jinqiao for the period between July 1, 2016 and the Jinqiao Closing Date (both inclusive), provided that Visteon shall not be entitled to any interest accrued on the Jinqiao Purchase Price (YFV to Visteon) after June 30, 2016.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(l)(i) (the “Jinqiao Closing”):

(1) Visteon and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Jinqiao Equity (Visteon to YFV) in the form attached hereto as Exhibit N duly executed by the party making such delivery or its Affiliates.

(2) YFV shall, or shall cause its applicable Affiliates to, deliver to Visteon, the Jinqiao Purchase Price (YFV to Visteon) by wire transfer in immediately available funds to an account or accounts designated in writing by Visteon not fewer than three (3) business days prior to the Jinqiao Closing Date.

(m) Tooling Equity Sale and Transfer; Deliveries.

(i) Tooling Equity Sale and Transfer. Visteon shall sell and transfer to YFV, and YFV shall purchase and accept from Visteon, 25% of the outstanding equity of Tooling (the “Transferred Tooling Equity (Visteon to YFV)”) for total consideration of US$0.1 million (as adjusted as set forth in Section 4.09(b) below, if applicable, the “Tooling Purchase Price (YFV to Visteon)”), payable in cash immediately upon the Tooling Closing, free and clear of all Liens and with all rights attaching from the Tooling Closing. The resulting corporate structure of Tooling following the consummation of the sale and transfer of the Transferred Tooling Equity (Visteon to YFV) is illustrated in Schedule: Tooling Structure attached hereto. Schedule: Tooling Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Tooling Equity (Visteon to YFV) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(m)(i) (the “Tooling Closing”):

(1) Visteon and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Tooling Equity (Visteon to YFV) in the form attached hereto as Exhibit O duly executed by the party making such delivery or its Affiliates.

(2) YFV shall, or shall cause its applicable Affiliates to, deliver to Visteon, the Tooling Purchase Price (YFV to Visteon) by wire transfer in immediately available funds to an account or accounts designated in writing by Visteon not fewer than three (3) business days prior to the Tooling Closing Date.

(n) Halol Equity Sale and Transfer; Deliveries.

(i) Halol Equity Sale and Transfer. Visteon shall transfer to YFV, and YFV shall accept from Visteon, 50% of the outstanding equity of Halol then held by Visteon, or such lesser percentage as may be held by Visteon as of the Halol Closing Date (the “Transferred Halol Equity (Visteon to YFV)”) for total consideration of US$2.0 million (as adjusted as set forth in Section 4.09(b) below, if applicable, the “Halol Purchase Price (YFV to Visteon)”), payable in cash by YFV immediately upon the Halol Closing, free and clear of all Liens and with all rights attaching from the Halol Closing. The resulting corporate structure of Halol following the consummation of the sale and transfer of the Transferred Halol Equity (Visteon to YFV) is illustrated in Schedule: Halol Structure attached hereto. Schedule: Halol Steps attached hereto contains a list of steps for the consummation of the sale and transfer of the Transferred Halol Equity (Visteon to YFV) and identifies required Approvals related thereto.

(ii) Deliveries. At or prior to the closing of the transaction described in Section 2.01(n)(i) (the “Halol Closing”):

(1) Visteon and YFV shall each deliver, or cause their respective Affiliates to deliver, to each other the short-form purchase agreement for the Transferred Halol Equity (Visteon to YFV) in the form attached hereto as Exhibit P duly executed by the party making such delivery or its Affiliates.

(2) YFV shall, or shall cause its applicable Affiliates to, deliver to Visteon, the Halol Purchase Price (YFV to Visteon) by wire transfer in immediately available funds to an account or accounts designated in writing by Visteon not fewer than three (3) business days prior to the Halol Closing Date.

2.02 Execution and Delivery of Certain Transaction Documents. The Ancillary Agreements listed on Schedule 2.02 shall each be executed and delivered on the date as set forth opposite to such Ancillary Agreement.

2.03 Closing.

(a) Unless otherwise provided herein, each of the YFV Closing, the YFVE Capital Increase Closing, the HoldCo Capital Contribution Closing, the Toppower Closing (YFVE to YFV and Visteon to YFV), the Toppower Closing (YFVE to HoldCo), the YFVE Closing, the Chang’an Closing, the FAW Closing, the Yidong Closing, the Shaohong Closing, the TechCo Closing, the Jinqiao Closing, the Tooling Closing and the Halol Closing (each of the foregoing individually, a “Closing” and collectively, the “Closings”) shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in Article V applicable to such Closings (other than those conditions that by their terms cannot be satisfied until such Closing) but in no event later than the third business day following such satisfaction or waiver, or on such other date and time as Visteon and HASCO shall mutually agree in writing (the date of the YFV Closing, the “YFV Closing Date”, the date of the YFVE Capital Increase Closing, the “YFVE Capital Increase Closing Date”, the date of the Toppower Closing (YFVE to YFV and Visteon to YFV), the “Toppower Closing Date (YFVE to YFV and Visteon to YFV)”, the date of the Toppower Closing (YFVE to HoldCo), the “Toppower Closing Date (YFVE to HoldCo)”, the date of the YFVE Closing, the “YFVE Closing Date”, the date of the Chang’an Closing, the “Chang’an Closing Date”, the date of the FAW Closing, the “FAW Closing Date”, the date of the Yidong Closing, the “Yidong Closing Date”, the date of the Shaohong Closing, the “Shaohong Closing Date”, the date of the Jinqiao Closing, the “Jinqiao Closing Date”, the date of the TechCo Closing, the “TechCo Closing Date”, the date of the Tooling Closing, the “Tooling Closing Date”, the date of the Halol Closing, the “Halol Closing Date”, and each of the foregoing individually, plus the HoldCo Capital Contribution Closing Date, a “Closing Date” and collectively, the “Closing Dates”). In addition to each of the Closing deliveries explicitly set forth in Section 2.01 above, each party hereto shall deliver to each other party hereto such other customary documents, instruments or certificates as shall be reasonably requested by such other party and as shall be reasonably consistent with the terms of this Agreement, including any amendments to articles of association or other governing documents required by the transactions contemplated hereby.

(b) The Closings shall take place at the offices of Yanfeng Visteon Automotive Trim Systems Co., Ltd., located at No. 399 Liuzhou Road, Shanghai, PRC. Each Closing shall be deemed to occur at 12:01 a.m. on the applicable Closing Date.

(c) Time shall be of the essence with respect to the obligations of the parties hereto under this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Visteon. Visteon represents and warrants as follows:

(a) Organization and Power. Visteon is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.

(c) Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Visteon and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Visteon, and no other proceedings on Visteon’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. Assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of the other parties hereto and thereto, this Agreement and the Ancillary Agreements constitute valid and binding obligations of Visteon, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Visteon and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any assets of Visteon, or require any Approval or other material action by or notice to any court, other Governmental Authority or other Third Party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material Contract or instrument to which Visteon is bound, or any Law, statute, rule or regulation or order, judgment or decree to which Visteon is subject other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a have a material adverse effect on the ability of Visteon to perform any of its material obligations under this Agreement or under the Ancillary Agreements, and other than any such Approvals or other actions required under applicable Competition/Investment Laws or that may be required by reason of Visteon’s participation in the transactions contemplated hereby (including MOFCOM Approvals).

(e) Ownership. Visteon is the owner of record of the Transferred YFV Equity (Visteon to HASCO), the Transferred Toppower Equity (Visteon to YFV), the Transferred Jinqiao Equity (Visteon to YFV), the Transferred Tooling Equity (Visteon to YFV), and the Transferred Halol Equity (Visteon to YFV), in each case, free and clear of all Liens. On the YFV Closing Date, Visteon shall transfer to HASCO in accordance with Section 2.01(a), good and valid title to the Transferred YFV Equity (Visteon to HASCO), free and clear of all Liens, other than Liens created or suffered to exist by HASCO. On the Toppower Closing Date (Visteon to YFV), Visteon shall transfer to YFV, in accordance with Section 2.01(d)(ii), good and valid title to the Transferred Toppower Equity (Visteon to YFV), free and clear of all Liens, other than Liens created or suffered to exist by YFV. On the Jinqiao Closing Date, Visteon shall transfer to YFV in accordance with Section 2.01(l), good and valid title to the Transferred Jinqiao Equity (Visteon to YFV), free and clear of all Liens, other than Liens created or suffered to exist by YFV. On the Tooling Closing Date, Visteon shall transfer to YFV in accordance with Section 2.01(m), good and valid title to the Transferred Tooling Equity (Visteon to YFV), free and clear of all Liens, other than Liens created or suffered to exist by YFV. On the Halol Closing Date, Visteon shall transfer to YFV in accordance with Section 2.01(n), good and valid title to the Transferred Halol Equity (Visteon to YFV), free and clear of all Liens, other than Liens created or suffered to exist by YFV.

(f) Sufficient Funds. Visteon shall have sufficient funds on each Closing Date that Visteon is a Closing Party to consummate such Closing on the terms and conditions herein.

(g) No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.01 AND THE ANCILLARY AGREEMENTS, VISTEON DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND VISTEON HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

3.02 Representations and Warranties of HASCO. HASCO represents and warrants as follows:

(a) Organization and Power. HASCO is a company limited by shares duly organized, validly existing and in good standing under the Laws of the PRC, with full power and authority of a company limited by shares to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.

(b) Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by HASCO and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of HASCO, and no other proceedings on HASCO’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. Assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of the other parties hereto and thereto, this Agreement and the Ancillary Agreements constitute a valid and binding obligation of HASCO, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by HASCO and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any assets of HASCO, or require any Approval, exemption or other action by or notice to any court, other Governmental Authority or other Third Party, under the provisions of any indenture, mortgage, lease, loan agreement or other material Contract or instrument to which HASCO is bound, or any Law, statute, rule or regulation or order, judgment or decree to which HASCO is subject other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a have a material adverse effect on the ability of HASCO to perform any of its material obligations under this Agreement or under the Ancillary Agreements, and other than any such Approvals or other actions required under applicable Competition/Investment Laws or that may be required by reason of HASCO’s participation in the transactions contemplated hereby (including MOFCOM Approvals).

(d) Sufficient Funds. HASCO shall have sufficient funds on the YFV Closing Date to consummate the YFV Closing on the terms and conditions herein.

(e) No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.02 AND THE ANCILLARY AGREEMENTS, HASCO DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND HASCO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

3.03 Representations and Warranties of YFV. YFV represents and warrants as follows:

(a) Organization and Power. YFV is a limited liability company duly organized, validly existing and in good standing under the Laws of the PRC, with full limited liability company power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.

(c) Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by YFV and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of YFV, and no other proceedings on YFV’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. Assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of the other parties hereto and thereto, this Agreement and the Ancillary Agreements constitute valid and binding obligations of YFV, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by YFV and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any assets of YFV, or require any Approval or other material action by or notice to any court, other Governmental Authority or other Third Party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material Contract or instrument to which YFV is bound, or any Law, statute, rule or regulation or order, judgment or decree to which YFV is subject other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a have a material adverse effect on the ability of YFV to perform any of its material obligations under this Agreement or the Ancillary Agreements, and other than any such Approvals or other actions required under applicable Competition/Investment Laws or that may be required by reason of YFV’s participation in the transactions contemplated hereby (including MOFCOM Approvals).

(e) Ownership. YFV is the owner of record of the Transferred YFVE Equity (YFV to HoldCo), free and clear of all Liens. On the YFVE Closing Date, YFV shall transfer to HoldCo, in accordance with Section 2.01(f), good and valid title to the Transferred YFVE Equity (YFV to HoldCo), free and clear of all Liens, other than Liens created or suffered to exist by HoldCo.

(f) Sufficient Funds. YFV shall have sufficient funds on each Closing Date that YFV is a Closing Party to consummate such Closing on the terms and conditions herein.

(h) No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.03, YFV DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND YFV HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

SPECIAL DISTRIBUTIONS; ADDITIONAL AGREEMENTS

4.01 Distributions.

(a) Earnings Prior to 2012. Visteon agrees that, except for any distribution payable pursuant to Section 4.01(c)(ii) or 4.01(c)(iii), it is not and shall not be entitled to any undistributed earnings of YFV, Toppower, Jinqiao, Tooling and Halol (if any) related to the period prior to January 1, 2012.

(b) 2012 Earnings. Within the earlier of (i) two (2) months after the date of this Agreement, and (ii) the YFV Closing:

(i) YFV shall declare and distribute RMB1,123,443,460.00, which is 100% of its distributable earnings for the fiscal year ending December 31, 2012, pro rata to the equity holders as of the date hereof in accordance with their ownership percentages as of the date hereof.

(ii) Jinqiao shall declare and distribute RMB444,402,579.02, which is 80% of its distributable earnings for the fiscal year ending December 31, 2012, pro rata to the equity holders as of the date hereof in accordance with their ownership percentages as of the date hereof.

(iii) YFVE shall declare and distribute RMB211,713,745.07, which is 100% of its distributable earnings for the fiscal year ending December 31, 2012, pro rata to the equity holders as of the date hereof in accordance with their ownership percentages as of the date hereof.

(iv) Toppower shall declare and distribute RMB30,000,000.00, which includes 100% of its distributable earnings for the fiscal year ending December 31, 2012 and part of its distributable earnings for the period prior to January 1, 2012, pro rata to the equity holders as of the date hereof in accordance with their ownership percentages as of the date hereof.

(c) 2013-2014 Earnings. YFV shall declare and distribute the following dividends for the fiscal year ending December 31, 2013 to Visteon in immediately available US dollars as soon as practicable following the 2013 annual audit (which is expected to be in March 2014):

(i) US$69.0 million payable for the first half of 2013, plus

(ii) US$9.0 million will be payable for each of the calendar months of October, November and December 2013 prior to the occurrence of YFV Closing, (it being understood that such payment is not based on the actual earnings in these calendar months and can be made out of earnings accrued in any fiscal period prior to the YFV Closing Date), plus

(iii) US$4.5 million will be payable for each subsequent calendar month beginning (and including) January 2014 prior to the occurrence of YFV Closing (it being understood that such payment is not based on the actual earnings in these calendar months and can be made out of earnings accrued in any fiscal period prior to the YFV Closing Date).

provided, however, that, in the case of the preceding clauses (c)(ii) and (iii), (a) if the YFV Closing occurs prior to or on the 21st day of any calendar month (the “Given Month”), there shall be no dividend payable for that Given Month, (b) if the YFV Closing occurs after the 21st of any Given Month up to and including the 5th day of the following calendar month, half the applicable dividend shall be payable for that Given Month, and (c) if the YFV Closing occurs on the 6th day of the calendar month after any Given Month, then full applicable dividend shall be payable for that Given Month. An illustration of the payment requirements of this proviso is included on Schedule 4.01 hereto.

provided, further however, solely for purposes of this Section 4.01(c), the YFV Closing shall mean the YFV Tax Payment Date so long as the payment of the balance of the YFV Purchase Price (HASCO to Visteon) is paid to Visteon within ten (10) business days after the YFV Tax Payment Date. For the avoidance of doubt, if HASCO has not made such payment within ten (10) business days after YFV Tax Payment Date then the meaning of YFV Closing shall revert back its original meaning.

(d) Immediately after the YFVE Capital Increase Closing and the distribution of YFVE dividends in accordance with this Agreement, YFVE shall distribute (i) a dividend of RMB161.6 million to YFV, and (ii) the after tax portion of a dividend of RMB168.2 million (such after tax portion being approximately RMB151.4 million) to Visteon.

4.02 No Right to Other Earnings. Visteon agrees that, except for the earnings to be distributed pursuant to Sections 2.01(l), 4.01(b), 4.01(c) and 4.03, it is not and shall not be entitled to any other earnings of YFV, Toppower, Jinqiao, Tooling and Halol (if any).

4.03 Jinqiao Distributions.

(a) HASCO shall cause Jinqiao to declare and distribute to Visteon total dividend of US$14.0 million on or before June 30, 2014, payable in cash.

(b) HASCO shall cause Jinqiao to declare and distribute to Visteon total dividend of US$14.0 million on or before June 30, 2015, payable in cash.

4.04 Further Assurances. From time to time, as and when requested by Visteon or HASCO and at such requesting party’s expense, the other party shall execute and deliver, or cause its controlled Affiliates to execute and deliver, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.05 Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including by cooperating with each other in: (i) determining what filings and Approvals are required to be made with and obtained from, any third parties (including joint venture partners) or Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such Approvals (or seeking to avoid an action or proceeding by any Governmental Authority), (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement, (v) subject to applicable legal limitations, keeping each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by HASCO or Visteon, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions and (vi) if requested by HASCO or Visteon, re-submitting filings and continuing to seek an Approval in the event a request for an Approval is denied or indefinitely delayed.

(b) Neither HASCO nor Visteon shall knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Approval of a Governmental Authority under any

Competition/Investment Law. Without limiting Section 4.05(a), HASCO and Visteon each agree to make, or to cause to be made, if required, an appropriate filing of a notification and report form pursuant to applicable Competition/Investment Law, in each case, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, and to supply promptly any additional information and documentary material that may be requested pursuant to any applicable Competition/Investment Laws. If any objections are asserted with respect to the transactions contemplated hereby under any Competition/Investment Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition/Investment Law, each of HASCO and Visteon shall use its reasonable best efforts to promptly resolve such objections. Notwithstanding anything to the contrary contained in this Agreement, in connection with obtaining any Approval of a Governmental Authority under any Competition/Investment Law, neither HASCO, Visteon nor any of their respective Affiliates shall be required to (i) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain any material assets or businesses, (ii) alter or restrict in any material way their business or commercial practices or (iii) commence legal or administrative proceedings against any Governmental Authority.

4.06 Liabilities of YFVE. Promptly after the last to occur of the Chang’an Closing, the FAW Closing, the TechCo Closing and the Toppower Closing (the “Debt Payment Trigger Date”), YFVE shall repay, redeem, repurchase, retire or otherwise payoff up to US$40.0 million of Liabilities for borrowed money of YFVE outstanding. If, on the Debt Payment Trigger Date, more than US$40.0 million of Liabilities for borrowed money of YFVE is outstanding, YFVE shall be entitled to repay, redeem, repurchase, retire or otherwise payoff up to an additional US$2.9 million of Liabilities for borrowed money of YFVE to the extent such redemption, repurchase, retirement or payoff would not cause the cash balance of YFVE to be insufficient for its current operations.

4.07 Agreements Related to Jinqiao, Tooling and Halol.

(a) Notwithstanding anything to the contrary contained in any joint venture agreement, articles of association, or other understanding or arrangement between or among parties hereto, from and after the date hereof, Visteon shall not be required to contribute additional capital to or provide any loans, advances or other funding, or participate in any capital infusion or capital call in respect of, or any loan advance or other funding, to Jinqiao, Tooling and/or Halol, and any such failure to contribute or participate will not be considered a breach or violation of any such joint venture agreement, articles of association or other understanding or arrangement, as applicable. Visteon shall execute and deliver, or instruct the directors and senior management personnel appointed or nominated by it to Jinqiao, Tooling or Halol to execute and deliver, all such documents and instruments and shall take, or cause to be taken, all such further action as may be reasonably necessary or desirable to approve and implement the operational and management plans proposed by HASCO or YFV in connection with Jinqiao, Tooling and Halol, including, without limitation, any capital injection into Jinqiao, Tooling and Halol, and any corresponding changes to the corporate governance structure of Jinqiao, Tooling and Halol, provided in each such case, that (i) any such execution, delivery, instruction or other action, or the intended consequences of any such execution, delivery, instruction or other action, shall not cause Visteon, any of its Subsidiaries or any of the directors and senior management personnel appointed or nominated by it to Jinqiao, Tooling or Halol to violate any applicable law and (ii) upon Visteon’s request, HASCO and YFV shall indemnify and hold harmless Visteon, any of its Subsidiaries and any of the directors and senior management personnel appointed or nominated by it to Jinqiao, Tooling or Halol from any and all direct losses (exclusive of any Taxes payable pursuant to Section 4.09) that any such Person may incur as a result of any such execution, delivery, instruction or other action, or the intended consequences of any such execution, delivery, instruction or other action.

(b) Notwithstanding anything to the contrary contained in any joint venture agreement, articles of association, or other understanding or arrangement between or among parties hereto, the parties agree (and any such relevant joint venture agreement, articles of association, or other understanding or arrangement shall be amended to so reflect) that until the consummation of the Jinqiao Closing, YFV agrees to appoint one director designated by Visteon to Jinqiao’s board of directors.

4.08 Conditions. The parties shall use reasonable best efforts to cause the conditions set forth in Article V hereof to be satisfied and to consummate each Closing as soon as reasonably possible after the satisfaction of the conditions set forth in Article V (other than those to be satisfied at such Closing).

4.09 Payment of Transaction Expenses.

(a) Each party shall pay the costs and expenses incurred by it in connection with the negotiation, entering into and completion of this Agreement in respect of the transactions contemplated hereby. Costs of any appraisals required by the transactions contemplated by the YFV Closing, the Jinqiao Closing, the Tooling Closing and the Halol Closing shall be paid by HASCO and Visteon equally; and costs of any appraisals and equity exchange charges and fees required by other transactions contemplated hereby shall be paid by YFVE.

(b) To the extent that the results of any appraisals required to be conducted in connection with each of the Transferred Jinqiao Equity (Visteon to YFV), the Transferred Tooling Equity (Visteon to YFV) and/or the Transferred Halol Equity (Visteon to YFV) differ materially from the Jinqiao Purchase Price (YFV to Visteon), the Tooling Purchase Price (YFV to Visteon) or the Halol Purchase Price (Visteon to YFV), respectively, (i) the parties shall cooperate in good faith to reallocate the purchase prices allocated to the Transferred Jinqiao Equity (Visteon to YFV), the Transferred Tooling Equity (Visteon to YFV) and the Transferred Halol Equity (Visteon to YFV) (collectively, the “Subsequent Transferred Equity”) accordingly, provided, however, that the total net consideration payable for the Subsequent Transferred Equity shall remain unchanged, and (ii) to the extent any PRC Taxes that are in excess of the PRC Taxes that would be payable based on appraisals that equal the Jinqiao Purchase Price (YFV to Visteon), the Tooling Purchase Price (YFV to Visteon) or the Halol Purchase Price (YFV to Visteon), become due and payable as a result of any such appraisal, (x) YFV shall be responsible for the payment of such Taxes to the extent such difference is due to a capital injection, merger, acquisition, consolidation or reorganization of the applicable entity undertaken by YFV and (y) in all other cases, YFV and Visteon shall share the increased taxes equally. If such appraisals differ so materially from the Jinqiao Purchase Price (YFV to Visteon), the Tooling Purchase Price (YFV to Visteon) or the Halol Purchase Price (YFV to Visteon) such that the parties would not be able to obtain any regulatory approval necessary to transfer the relevant Subsequent Transferred Equity, the parties agree to cooperate and negotiate in good faith amendments to this Agreement that most closely as reasonably possible provide each party with the same economic benefits with respect to the transfer of the Subsequent Transferred Equity as are provided for in this Agreement; provided that no party shall be bound to accept or agree to any such amendments.

4.10 Cooperation Prior to or Following YFV Closing.

(a) If, following the YFV Closing, any Governmental Authority has affirmatively indicated that any Approval necessary for the consummation of any Closing (other than the YFV Closing) shall not be granted, or if any Closing (other than the YFV Closing) has not been consummated in accordance with the terms hereunder within six months of the date on which such Closing would have reasonably been expected to occur, then the parties hereto shall cooperate in good faith to agree on an arrangement that shall result in each party hereto obtaining substantially the same economic benefits as if each Closing contemplated hereunder had been consummated. For the avoidance of doubt, and without limiting the generality of the foregoing sentence, the parties agree that the consummation of the YFVE Capital Increase Closing is integral to Visteon receiving its full economic benefits under this Agreement, and the consummation of the Toppower Closing (YFVE to YFV), the Toppower Closing (Visteon to YFV), the Toppower Closing (YFVE to HoldCo) and the TechCo Closing are integral to HASCO receiving its full economic benefits under this Agreement.

(b) HASCO and YFV shall provide the financial and other information of YFV and its Affiliates as requested in writing by Visteon to the extent required to enable Visteon and its Affiliates to comply with generally accepted accounting principle, stock exchange rules and securities laws applicable to them, including, without limitation, such information and support to permit the Visteon and its Affiliates to prepare, in a timely manner, audit consolidated financial statements of YFV required pursuant to Rule 3-09 of Regulation S-X under the Securities Exchange Act of 1934, as amended, for any fiscal periods required prior to the YFV Closing Date.

4.11 Bidding Cooperation and Qualifications. To the extent permitted under applicable Law, the parties agree to cooperate in good faith to formulate criteria and requirements for the implementation of the bid procedures required by Governmental Authorities as a result of the transactions contemplated hereby.

4.12 Appraisals. The parties agree to share all appraisal reports made in connection with the transactions contemplated hereby and the parties will jointly participate, cooperate and assist (i) in the appraisal process to the extent any appraisals are required after the date hereof in connection with any of the transactions contemplated hereby (the “New Appraisals”) and (ii) in the formulation of business plan(s) and/or projection(s) that may be used or referenced in connection with the New Appraisals. Each of HASCO, YFV and YFVE hereby confirm that it has provided Visteon with appraisal reports completed before or on the date hereof in connection with the transactions contemplated hereby.

4.13 Obligation Not to Compete; Non-Solicitation.

(a) For a period of (3) years from the YFV Closing Date (the “Restricted Period”) and within the territory of the PRC, Visteon and its Affiliates will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of any business, which undertakes the Business of Automotive Interior Parts, or competing with such business. For purpose of this provision, the “Business of Automotive Interior Parts” includes the designing, developing, manufacturing and selling of the instrument panels, cockpit systems, consoles, door panels, pillars, glove boxes, carpets, headliners, side panels, shelving panels, sun visors and other automotive interior parts, and the after-market services (excluding cockpit electronics or climate-related parts included in any of the foregoing). Nothing in this Section 4.13(a) shall be deemed to prevent or limit, during the Restricted Period or anytime thereafter:

(i) the joint-operation by Visteon and YFV of Jinqiao and YFV Tooling;

(ii) any company, business entity or asset that are no longer directly or indirectly controlled by Visteon or its Affiliates;

(iii) the right of Visteon or any of its Affiliates from acquiring, owning or holding five percent (5%) or less of the outstanding interests in or securities of any publicly traded entity (it being agreed that interests in or securities of any Person acquired or held by any pension fund or any other benefit plan of Visteon shall not be subject to any limitation hereunder and shall not be considered a violation of Section 4.13(a)); and

(iv) the right of Visteon or any of its Affiliates to acquire control of a company, business entity or asset that is in the Business of Automotive Interior Parts; provided that, the portion of the business of the acquired company, business entity or asset that constitutes operations related to the Business of Automotive Interior Parts within the territory of the PRC does not constitute twenty percent (20%) or more of the total revenues or earnings of such acquired business, business entity or asset within the territory of the PRC in the last fiscal year.

(b) During the Restricted Period, Visteon shall not directly or indirectly (i) solicit the employment or services of any employee of YFV or any of its Affiliates, or (ii) otherwise encourage any employee of YFV or any of its Affiliates to terminate his or her employment with YFV or any of its Affiliates in each case, during the period of employment or the 90-day period following such employment; provided that the foregoing shall not preclude Visteon from soliciting any employee through a general solicitation for employment or through a recruitment agency or executive search firm for employees provided that such advertisements are not targeted or focused on the YFV’s or any of its Affiliates’ employees; and provided further that Visteon will not be restricted from hiring any such officer or employee who contacts Visteon primarily in response to such solicitation.

(c) Visteon agrees, and it shall cause its Affiliates, not to knowingly or maliciously disparage, or make any disparaging remark or send any disparaging communications concerning YFV, YFV’s reputation and/or YFV’s business. Visteon shall not, and it shall cause its Affiliates not to, knowingly communicate with the customers of YFV or its Affiliates for the purpose of causing any such customers to cease doing business with YFV or its Affiliates.

(d) Visteon agrees that it will perform, observe and comply with its obligations as set forth in this Section 4.13. In addition, Visteon agrees that it shall cause all of its Affiliates to undertake the same obligations as set forth in this Section 4.13.

4.14 Use of Corporate Name of “VISTEON”. Visteon hereby undertakes that all the rights relating to the English name “VISTEON” and the Chinese name “ ” are owned by and belong to it. Within one (1) year from the consummation of each of the YFV Closing, the Jinqiao Closing, the Tooling Closing and the Halol Closing (each the “Interim Period for Use”), each of YFV, Jinqiao, Tooling, Halol and its Affiliates shall be permitted and authorized to continue to use “VISTEON” or “ ” in its corporate name, activities or products in manner and scope consistent with its usage as of the date hereof during its respective Interim Period for Use, free from any fees. In addition, from the YFV Closing until June 30, 2016, Dongfeng Visteon Automotive Trim Systems Co., Ltd and Dongfeng Visteon (Shiyan) Automotive Trim Systems Co., Ltd. (“Dongfeng Visteon (Shiyan)”) shall be permitted and authorized to use “VISTEON” or “ ” in its corporate name, activities or products in manner and scope consistent with its usage as of the date hereof, free from any fees.

4.15 Dongfeng Visteon (Shiyan) Equity Transfer. Visteon hereby acknowledges and agrees that YFV may sell and transfer to any of its Affiliates all or part of the equity interest of Dongfeng Visteon (Shiyan) before YFV Closing.

4.16 Restrictive Covenants of Seller in Each Closing (except YFVE Capital Increase Closing and the HoldCo Capital Contribution Closing, collectively the “Equity Transfer Closings”).

(a) During the period between the date of this Agreement and the date of the applicable Equity Transfer Closing, except as agreed by the purchasing parties to such equity transfer in writing, the parties hereto undertake that they shall not, and shall cause their Affiliates which are selling parties to such equity transfer not to, directly or indirectly, sell or transfer the equity that is to be transferred pursuant to such Equity Transfer Closings, create a Lien on such equity or otherwise dispose of any such equity.

(b) During the period between the date of this Agreement and the date of the applicable Equity Transfer Closing, except as agreed by the purchasing parties to such equity transfer in writing, the parties hereto undertake that they shall, and shall cause their Affiliates which are selling parties to such equity transfer to, instruct the directors and senior management personnel they appoint to:

(i) not agree to any actions by the target company whose equity is being transferred (“Target Company”) that are outside the ordinary course of the Target Company’s business;

(ii) comply with all applicable Laws in all material respects related to their positions in or duties to the Target Company, and not agree to any actions by the Target Company that would materially violate any Law or breach any contract or commitment; and

(iii) comply with the corporate governance rules of the Target Company, including, in all material respects, without limitation, the joint venture contract and articles of association of the Target Company.

ARTICLE V

CONDITIONS TO CLOSING

5.01 Conditions to All Closings.

(a) Conditions to All Parties’ Obligations. The obligations of all Closing Parties to consummate each Closing are subject to the satisfaction or waiver of the following conditions as of the applicable Closing Date.

(i) All Approvals set forth on the applicable Schedules related to each Closing shall have been obtained and remain in full force and effect.

(ii) There shall be no governmental order restricting or prohibiting the consummation of the transactions to be consummated at the applicable Closing.

(iii) Each of the deliveries set forth in Article II applicable to such Closing shall have been made in accordance with the term of such Article.

(b) Conditions to Each Parties’ Obligations. The obligations of each Closing Party to consummate each Closing are subject to the satisfaction or waiver of the following conditions as of the applicable Closing Date.

(i) The representations and warranties of each Other Closing Party in Article III hereof shall have been true and correct in all material respects as of the applicable Closing Date (other than those representations and warranties that are not true and correct solely as a result of a prior Closing).

(ii) Each Other Closing Party shall have complied with or performed in all material respects each of its covenants and agreements set forth in this Agreement required to be complied with or performed by it prior to the applicable Closing (other than those covenants and agreements related solely to another Closing).

5.02 Additional Condition to the HoldCo Capital Contribution Closing. The obligations of YFV and Visteon to consummate the HoldCo Capital Contribution Closing are subject to the satisfaction or waiver of the following condition as of the HoldCo Capital Contribution Closing Date.

(a) HoldCo shall have been formed in accordance with Section 2.01(c)(i) hereof.

5.03 Additional Condition to the Toppower Closing (YFVE to YFV and Visteon to YFV). The obligations of YFV, YFVE and Visteon to consummate the Toppower Closing (YFVE to YFV and Visteon to YFV) are subject to the satisfaction or waiver of the following condition as of the Toppower Closing Date (YFVE to YFV and Visteon to YFV).

(a) The public bidding procedure shall have been duly completed with respect to the Transferred Toppower Equity (YFVE to YFV) and YFV shall have been chosen as the transferee for the consummation of the Toppower Closing (YFVE to YFV and Visteon to YFV), if required.

5.04 Additional Conditions to the Toppower Closing (YFVE to HoldCo). The obligations of YFVE and HoldCo to consummate the Toppower Closing (YFVE to HoldCo) are subject to the satisfaction or waiver of the following conditions as of the Toppower Closing Date (YFVE to HoldCo).

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

5.05 Additional Conditions to the YFVE Closing. The obligations of YFV and HoldCo to consummate the YFVE Closing are subject to the satisfaction or waiver of the following conditions as of the YFVE Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Debt Financing shall have occurred in accordance with the terms set forth herein.

(d) YFVE shall have made the distributions required by Section 4.01(d).

(e) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the YFVE Closing.

5.06 Additional Conditions to the Chang’an Closing. The obligations of YFVE and HoldCo to consummate the Chang’an Closing are subject to the satisfaction or waiver of the following conditions as of the Chang’an Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The YFVE Capital Increase Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(d) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the Chang’an Closing.

5.07 Additional Conditions to the FAW Closing. The obligations of YFVE and HoldCo to consummate the FAW Closing are subject to the satisfaction or waiver of the following conditions as of the FAW Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The YFVE Capital Increase Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(d) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the FAW Closing.

5.08 Additional Conditions to the Yidong Closing. The obligations of YFVE and HoldCo to consummate the Yidong Closing are subject to the satisfaction or waiver of the following conditions as of the Yidong Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The YFVE Capital Increase Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(d) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the Yidong Closing.

5.09 Additional Conditions to the Shaohong Closing. The obligations of YFVE and HoldCo to consummate the Shaohong Closing are subject to the satisfaction or waiver of the following conditions as of the Shaohong Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The YFVE Capital Increase Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(d) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the Shaohong Closing.

5.10 Additional Conditions to the TechCo Closing. The obligations of YFVE and HoldCo to consummate the TechCo Closing are subject to the satisfaction or waiver of the following conditions as of the TechCo Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The YFVE Capital Increase Closing shall have occurred in accordance with the terms set forth herein.

(c) The HoldCo Capital Contribution Closing shall have occurred in accordance with the terms set forth herein.

(d) The public bidding procedure shall have been duly completed and HoldCo shall have been chosen as the transferee for the consummation of the TechCo Closing.

5.11 Additional Conditions to the Jinqiao Closing. The obligations of Visteon and YFV to consummate the Jinqiao Closing are subject to the satisfaction or waiver of the following conditions as of the Jinqiao Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The Jinqiao Closing shall not occur prior to January 1, 2015.

5.12 Additional Conditions to the Tooling Closing. The obligations of Visteon and YFV to consummate the Tooling Closing are subject to the satisfaction or waiver of the following conditions as of the Tooling Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The Tooling Closing shall not occur prior to January 1, 2017.

5.13 Additional Condition to the Halol Closing. The obligations of Visteon and YFV to consummate the Halol Closing are subject to the satisfaction or waiver of the following condition as of the Halol Closing Date.

(a) The YFV Closing shall have occurred in accordance with the terms set forth herein.

(b) The Halol Closing shall not occur prior to January 1, 2017.

ARTICLE VI

TERMINATION

6.01 Termination. This Agreement may be validly terminated only prior to the YFV Closing and only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by the mutual written consent of HASCO and Visteon at any time prior to the YFV Closing;

(b) by HASCO, if there has been a material violation or material breach by Visteon of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of HASCO at the YFV Closing and such violation or breach has not been waived by HASCO or cured by Visteon within thirty (30) days after written notice thereof from HASCO (it being understood that HASCO shall not be permitted to terminate this Agreement pursuant to this Section 6.01(b) in respect of the breach set forth in such written notice at any time during such thirty (30) day period);

(c) by Visteon, if there has been a material violation or material breach by HASCO or any other party of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Visteon at the YFV Closing and such violation or breach has not been waived by Visteon or cured by HASCO or such other party within thirty (30) days after written notice thereof by Visteon (it being understood that Visteon shall not be permitted to terminate this Agreement pursuant to this Section 6.01(c) in respect of the breach set forth in such written notice at any time during such thirty (30) day period);

(d) by either HASCO or Visteon by written notice to the other in the event that any order of any Governmental Authority enjoining or otherwise prohibiting the YFV Closing shall have become final and non-appealable; or

(e) by either HASCO or Visteon by written notice to the other if the YFV Closing has not been consummated by 5:00 p.m., Beijing time on the date that is nine months following execution hereof; provided, however, that neither HASCO nor Visteon shall be entitled to terminate this Agreement pursuant to this Section 6.01(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

6.02 Effect of Termination.

(a) In the event of the termination of this Agreement by either HASCO or Visteon as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Section 4.09, this Section 6.02 and Article VII which shall survive the termination of this Agreement in accordance with their terms), and there shall be no liability on the part of any of the parties to one another, except for breaches of covenants (including the failure of a party to timely consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article III) and knowing or willful breaches of the representations and warranties contained in this Agreement in each case occurring at or prior to the time of such termination. Nothing in this Article VI shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

(b) For the avoidance of doubt, following the YFV Closing, neither this Agreement nor any covenant, representation or warranty contained herein may be terminated. No party shall be permitted to rescind or unwind any Closing that has been consummated.

ARTICLE VII

MISCELLANEOUS

7.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein or announcement or communication to the employees, clients or suppliers of any party shall be issued or made by any other party hereto without the joint approval of HASCO and Visteon, unless required by Law (in the reasonable opinion of counsel) in which case HASCO and Visteon shall, to the extent reasonably practicable, have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

7.02 Prevailing Party. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party or parties (who shall be jointly and severally liable) its costs and expenses, including reasonable legal fees and associated court and arbitration costs.

7.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to HASCO:

HUAYU AUTOMOTIVE SYSTEMS COMPANY LIMITED
489 Weihai Road
Shanghai, 200041, PRC
Attention:	Liang Jia
Telephone:	(86) 21-22016888
Facsimile:	(86) 21-22016999

with a copy to:

King and Wood Mallesons
One ICC, Shanghai International Commerce Center
999 Middle Huai Hai Road
Shanghai, 200031, PRC
Attention:	Richard Nie
Telephone:	(86) 21-24126000
Facsimile:	(86) 021-24126150

Notices to Visteon:

VIHI, LLC
One Village Center Drive
Van Buren Twp., MI 48111
Attention:	Michael Sharnas
Telephone:	(734) 710-7121
Facsimile:	(734) 736-5560

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Dr.
Chicago, IL 60606
Attention:	Shilpi Gupta
Telephone:	(312) 407-0700
Facsimile:	(312) 407-8522

and

Skadden, Arps, Slate, Meagher & Flom LLP
42/F Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Attention:	Jonathan B. Stone
Telephone:	+852-3740-4700
Facsimile:	+852-3740-4727

7.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

7.05 Confidentiality.

(a) Prior to the last Closing Date and after any termination of this Agreement, the parties shall and shall cause their Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning this Agreement or the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary above, any party may disclose the related confidential information (i) to the extent required by applicable Law or any court or arbitration panel properly exercising jurisdiction over the relevant party, provided, however, that such party shall have used reasonable best efforts to obtain confidential treatment of the confidential information so disclosed, (ii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith so long as such party advises each Person to whom the confidential information is so disclosed as to the confidential nature thereof and the recipient of such confidential information is similarly bound by confidentiality obligations; and (iii) where such disclosure is made in connection with any claim or potential claim arising from or in any way in connection with this Agreement and/or any transactions contemplated hereunder. For the avoidance of doubt, confidential information does not include information that (x) is or becomes available to the public other than as a result of disclosure by the receiving party or its representatives in violation of this Section 7.05 or another obligation of confidentiality or (y) is or becomes available to the receiving party from a Third Party not known by the receiving party to be in breach of any legal or contractual obligation not to disclose such information to it.

7.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

7.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

7.08 Amendment and Waiver. Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in a writing signed by HASCO and Visteon. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

7.09 Complete Agreement. Except in the case of fraud or fraudulent misrepresentation, this Agreement and the documents referred to herein and attached hereto, including the Schedules and Exhibits, contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission as PDF), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

7.11 Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement shall be governed by and construed in accordance with the Laws of the PRC, without regard to its rules of conflict of laws thereof.

7.12 Dispute Resolution. Unless otherwise provided by Law or in an Ancillary Agreement, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or any Ancillary Agreement, including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement or any Ancillary Agreement, shall be referred to and finally settled by arbitration. The arbitration shall be administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with its arbitration rules as then in force (the “SIAC Rules”) when the Notice of Arbitration is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Singapore. The number of arbitrators shall be three, whose appointment shall be in accordance with the SIAC Rules. Any award rendered by the arbitration tribunal shall be final and binding upon each party hereto and thereto, and judgment upon any award may be entered and enforced in any court having jurisdiction.

7.13 No Third Party Beneficiaries. No Person other than the parties hereto and their affiliates shall have any rights, remedies, obligations or benefits under any provision of this Agreement.

7.14 No Additional Representations; Disclaimer. Each of HASCO and Visteon acknowledge that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the businesses and investments that are the subject of this Agreement. OTHER THAN AS EXPRESSLY SET FORTH HEREIN, NEITHER HASCO NOR VISTEON NOR ANY OTHER PARTY MAKES OR PROVIDES, AND HASCO AND VISTEON AND THE OTHER PARTIES HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION OF THE ASSETS OR ANY PART THEREOF OR THE INVESTMENTS THAT ARE BEING TRANSFERRED HEREIN. HASCO AND VISTEON SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES EXPRESSLY SET FORTH HEREIN, (I) HASCO AND VISTEON ARE ACQUIRING THE RESPECTIVE EQUITY INTERESTS HEREUNDER ON AN “AS IS, WHERE IS” BASIS AND (II) NONE OF HASCO, VISTEON OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS

MAKING, AND HASCO AND VISTEON ARE NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE PARTIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) HASCO OR VISTEON OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

7.15 Conflict Between Transaction Document. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby (including any Ancillary Agreement), this Agreement shall govern and control.

7.16 Specific Performance. Without prejudice to any other rights or remedies that any of the parties hereto may have, the parties hereto acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed and it is accordingly agreed that in the event of any breach or threatened breach by any party, any other party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement in any court or arbitral tribunal having jurisdiction, this being in addition to any other remedy to which any party is entitled at law or in equity.

7.17 Language. This Agreement, all subsequent amendments or supplements hereto, and all dispute resolution pertaining hereto, shall be in both the Chinese and English languages. Both language versions shall have equal effect.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

VIHI, LLC

By:	/s/ Michael K. Sharnas
Name: Michael K. Sharnas
Title: Vice President

HUAYU AUTOMOTIVE SYSTEMS COMPANY LIMITED

By:	/s/ Zhang Haitao
Name: Zhang Haitao
Title: General Manager

YANFENG VISTEON AUTOMOTIVE TRIM SYSTEMS CO., LTD.

By:	/s/ Shen Jianhua
Name: Shen Jianhua
Title: Chairman of the Board of Directors

YANFENG VISTEON AUTOMOTIVE ELECTRONICS CO., LTD.

By:	/s/ Daniel Alan Linder
Name: Daniel Alan Linder
Title: Chairman of the Board of Directors

[Signature Page to Master Agreement]